                                                                      EXHIBIT 11

                  IMPERIAL HOLLY CORPORATION AND SUBSIDIARIES
                 COMPUTATION OF INCOME (LOSS) PER COMMON SHARE
                           (IN THOUSANDS OF DOLLARS)

                                                  YEAR ENDED MARCH 31,
                                           1994           1993           1992
NET INCOME (LOSS) FOR PRIMARY AND
  FULLY DILUTED COMPUTATION:
    Income (Loss) Before
      Extraordinary Item:
        As reported------------------  $      (7,965) $         123  $      (2,815)
        Adjustments -- none----------
        As adjusted------------------  $      (7,965) $         123  $      (2,815)
    Extraordinary Item:
        As reported------------------                 $      (3,509)
        Adjustments -- none----------
        As adjusted------------------                 $      (3,509)
    Net Income (Loss):
        As reported------------------  $      (7,965) $      (3,386) $      (2,815)
        Adjustments -- none----------
        As adjusted------------------  $      (7,965) $      (3,386) $      (2,815)
PRIMARY EARNINGS (LOSS) PER SHARE:
        Weighted average shares of
          common stock
          outstanding----------------     10,220,172     10,187,184     10,162,836
        Incremental shares issuable
          from assumed exercise of
          stock options under the
          treasury stock method------         77,014         85,447        122,184
        Weighted average shares of
          common stock outstanding,
          as adjusted----------------     10,297,186     10,272,631     10,285,020
    Primary earnings (loss) per
      share:
        Income (loss) before
          extraordinary item---------  $       (0.77) $        0.01  $       (0.27)
        Extraordinary item-----------                 $       (0.34)
        Net income (loss)------------  $       (0.77) $       (0.33) $       (0.27)
FULLY DILUTED EARNINGS (LOSS) PER
  SHARE:
        Weighted average shares of
          common stock
          outstanding----------------     10,220,172     10,187,184     10,162,836
        Incremental shares issuable
          from assumed exercise of
          stock options under the
          treasury stock method------         77,014         94,003        122,184
        Weighted average shares of
          common stock outstanding,
          as adjusted----------------     10,297,186     10,281,187     10,285,020
    Fully diluted earnings (loss) per
      share:
        Income (loss) before
          extraordinary item---------  $       (0.77) $        0.01  $       (0.27)
        Extraordinary item-----------                 $       (0.34)
        Net income (loss)------------  $       (0.77) $       (0.33) $       (0.27)

This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K; the amount of dilution illustrated in this calculation is not required to be disclosed pursuant to paragraph 14 of Accounting Principles Board Opinion No. 15.